UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM S-8
REGISTRATION STATEMENT

Under
THE SECURITIES ACT OF 1933

River Hawk Aviation, Inc.
(Exact name of Registrant as specified in charter)

Nevada	000-30440	22-3537927
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

954 Business Park Drive, Traverse City, MI	49686
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (231) 946-4343

PROFESSIONAL SERVICES AGREEMENT BETWEEN RIVER HAWK AVIATION, INC., AND RICHARD GIROUARD
-------------------------------------
(Full Title of the Plan)

PROFESSIONAL SERVICES AGREEMENT BETWEEN RIVER HAWK AVIATION, INC., AND STEVEN R. PEACOCK
-------------------------------------
(Full Title of the Plan)

PROFESSIONAL SERVICES AGREEMENT BETWEEN RIVER HAWK AVIATION, INC., AND STEVE CAREAGA
-------------------------------------
(Full Title of the Plan)

ENGAGEMENT AGREEMENT BETWEEN RIVER HAWK AVIATION, INC., AND
DAVID OTTO
-------------------------------------
(Full Title of the Plan)

Incorp Services, Inc
3155 East Patrick Lane, Suite 1
Las Vegas, NV 89120
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(Name and address of agent for service)

(702) 866-2500
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(Telephone number, including area code, of agent for service)

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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Proposed Maximum Amount of Fee
Common Stock, $0.001 par value	3,030,000	$1.50	$4,545,000	$178.62

b

(1) The Professional Services Agreement between the River Hawk Aviation, Inc. (the “Company”) and Richard Girouard for 1,500,000 shares of common stock of the Company to be issued to Richard Girouard.  Richard Girouard is receiving the common stock of the Company pursuant to Professional Services Agreement, the general nature and purpose of which is to provide strategic and financial management services and guarantees and, at the same time, compensate Mr. Girouard for these services.  The Professional Services Agreement does not provide for a specific term, but remains in effect until terminated by either party.  The Professional Services Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The Professional Services Agreement between the River Hawk Aviation, Inc. (the “Company”) and Steven Peacock for 10,000 shares of common stock of the Company to be issued to Steven Peacock.  Steven Peacock is receiving the common stock of the Company pursuant to Professional Services Agreement, the general nature and purpose of which is to provide strategic and financial management services and guarantees and, at the same time, compensate Mr. Peacock for these services.  The Professional Services Agreement does not provide for a specific term, but remains in effect until terminated by either party.  The Professional Services Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The Professional Services Agreement between the River Hawk Aviation, Inc. (the “Company”) and Steve Careaga for 20,000 shares of common stock of the Company to be issued to Steve Careaga.  Steven Peacock is receiving the common stock of the Company pursuant to Professional Services Agreement, the general nature and purpose of which is to provide strategic and financial management services and guarantees and, at the same time, compensate Mr. Careaga for these services.  The Professional Services Agreement does not provide for a specific term, but remains in effect until terminated by either party.  The Professional Services Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The engagement agreement (the "Engagement Agreement") between David Otto of The Otto Law Group, PLLC ("OLG") and the Company, Inc. provides for, in addition to legal services rendered to the Company on a periodic basis, strategic and financial management services and guarantees.  The Company has chosen to compensate OLG for legal services rendered, in part, by issuing 1,500,000 shares of the Company's common stock to David M. Otto on this Form S-8 registration statement.  The general nature and purpose of the Engagement Agreement is to provide, in addition to legal services rendered to the Company on a periodic basis, strategic and financial management services and guarantees and, at the same time, compensate OLG for said legal services.  The Engagement Agreement does not provide for a specific term, but remains in effect until terminated by either party.  The Engagement Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(2)           Estimated  solely for the  purposes of  determining  the  registration fee pursuant to Rule 457.  At the time of this filing, the average fair market value of the Company's common stock, determined from average of the bid and ask price Over the Counter, was $1.50 per share. On this basis, the maximum aggregate offering price for the options to purchase shares being registered hereunder is $4,545,000 and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by ..0000393.

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ITEM 1.  PLAN INFORMATION*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

________________________
* The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the note to Part I of Form S-8.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act.  Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  The documents are incorporated by reference in the Section 10(a) prospectus.  The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).  Requests for the above-mentioned information should be directed to the Company at the address and telephone number on the cover of this Registration Statement.

EXPLANATORY NOTE

This Registration Statement includes a reoffer prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3.  This Reoffer Prospectus may be used for reoffers or resales, on a continuous or delayed basis, of an aggregate of 3,000,000 shares of common stock.

REOFFER PROSPECTUS

This document constitutes part of a prospectus covering
securities that have been registered under the Securities Act of 1933.

3,000,000 Shares

RIVER HAWK AVIATION, INC.

Common Stock

(par value $0.001 per share)
_________________________________________________________________________________
PROFESSIONAL SERVICES AGREEMENT BETWEEN RIVER HAWK AVIATION, INC., AND
RICHARD GIROUARD
and the ENGAGEMENT AGREEMENT BETWEEN RIVER HAWK AVIATION, INC., AND DAVID OTTO
_________________________________________________________________________________

The common stock may be sold from time to time by the selling stockholder or by his pledgees, donees, transferees or other successors in interest.  Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.  The common stock may be sold by one or more of the following: (i) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell portions of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (iii) an exchange distribution in accordance with the rules of such exchange; and (iv) ordinary brokerage transactions and transactions in which the broker solicits purchases.  In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale.  Such brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Act”) in connection with such sales.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.  We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

On March 12, 2008, the last reported sale price for our common stock on the OTC Bulletin Board was $3.52 per share.

See “Risk Factors” beginning at page 6 for certain information which should be carefully considered by prospective purchasers of the Shares offered hereby.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED
OR DISAPPROVED OF THESE SECURITIES, NOR HAS IT DETERMINED
IF THIS PROSPECTUS IS TRUTHFUL AND COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is March 12, 2008

PROSPECTUS SUMMARY

The following summary contains basic information about River Hawk Aviation, Inc. (“River Hawk” or the “Company”) and this prospectus. It may not contain all of the information that is important to you. For a more complete understanding, we encourage you to read the entire prospectus and the documents incorporated by reference into this prospectus. In this prospectus, the words “River Hawk,” “Company,” “we,” “our” and “us” refer to River Hawk Aviation, Inc.

THIS OFFERING

Common Stock outstanding before the offering	3,289,731
Common Stock outstanding after the offering	4,789,731
Use of Proceeds	The Company will not receive any proceeds.
Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 7.
OTC Bulletin Board Trading Symbol	RHWI

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the Securities Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) are incorporated herein by reference:

1. Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

2. Quarterly Report on Form 10-QSB for the periods ended September 30, 2007, June 30, 2007, and March 31, 2007.

3. Current Reports on Form 8-K filed on November 11, 2007, August 30, 2007, August 28, 2007, June 19, 2007, May 16, 2007, April 3, 2007 January 29, 2007 and January 12, 2007.

4.  Registration Statement on Form 10-SB, as filed with the Commission on August 31, 1999.

All documents subsequently filed by River Hawk pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing thereof.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of that person, a copy of all documents incorporated by reference into the registration statement of which this prospectus is a part, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to: Calvin Humphrey, President, 954 Business Park Drive, Suite #4, Traverse City, MI 49686, (888)336-8482.

FORWARD LOOKING STATEMENTS

Statements and projections contained in this Prospectus that are not based on historical fact, including but not limited to statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, as well as all projections of future results, constitute "forward-looking statements."  This Prospectus contains forward-looking statements and projections concerning the Company's or management's plans, intentions, strategies, expectations, predictions and financial projections concerning the Company's future activities and results of operations and other future events or conditions.

It is important to note that the Company's actual results or activities or actual events or conditions could differ materially from those projected by the Company from such forward looking statements. The plans, strategies and intentions of management may change based on increased experience with the Company's business model as well as in response to competition, general economic trends, or perceived opportunities, risks or other developments. Projections concerning the Company's future results of operation and expansion plans are based on a number of assumptions and estimates made by management concerning, among other things, customer acceptance of and demand for the Company's services and products, the timely availability of capital on acceptable terms, the Company's ability to identify, attract and retain qualified support staff and personnel, research and development costs and expenses and other future events and conditions. These estimates and assumptions are believed by management to be reasonable, but are dependent upon facts and conditions that are uncertain and unpredictable. To the extent that actual events differ materially from management assumptions and estimates, actual results will differ from those projected. See "Risk Factors.”

RISK FACTORS

The following information describes the various risks relating to both the Company’s operations and its common stock.  The below risks are deemed as being material to a decision to invest in our Company.  The Company could also be adversely affected by additional risks and uncertainties not presently known or believed to be material.  The following risks should be considered carefully, together with all of the other information included in this prospectus, before an investor decides to purchase any shares of the Company’s common stock.

Risks Related to the Operations of the Company:

The Company’s business is difficult to evaluate because we have a limited operating history and an uncertain future.

While Profile was established in, and has operated since, 1996, River Hawk, as an aviation holding company, has a limited operating history upon which to evaluate present business and future prospects.  We face risks and uncertainties relating to our ability to implement our business plan successfully.  Our operations are subject to all of the risks inherent in the establishment of a new business enterprise generally.  The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, the commencement of operations and the competitive environment in which we operate.  If we are unsuccessfully in addressing these risk, our business, results of operations, financial condition and prospects will be materially harmed.

The Company could be adversely affected by increases in fuel prices.

An increase in fuel prices could discourage passengers from flying on private jets and decrease revenue for the entire airline industry.  If fuel prices substantially increase, it could affect the price to operate flights and adversely affect revenue, having a material impact on achieving profitability unless the Company’s customers are able to absorb the price increase.  The competitive nature of the aviation industry will affect the Company’s ability to pass on increased fuel prices by increasing rates.  Currently, we do not anticipate a decrease of available fuel. However, dependency on foreign imports of crude oil and the possibility of changes in government policy on jet fuel production, transportation and marketing make it difficult to predict future availability of jet fuel.  If there are new outbreaks of war and other conflicts in oil producing areas, this could also affect fuel availability.

The segments of the aviation services industry in which the Company operates are extremely competitive.

The Company competes with national, regional and local charter management operations, aircraft maintenance operations and fixed based operators.  Most of our competitors have been in the business far longer than we have and many may have greater financial resources available to them.  Having greater financial resources will make it easier for these competitors to absorb higher fuel prices and other increases in expenses.  In addition, these competitors might seek acquisitions in competition to us.  Accordingly, we can give no assurance that we will be able to successfully compete in our industry.

The Company’s future success is largely dependent upon locating and acquiring FBO’s at strategic points across the country.

The Company’s business is based on the acquisition of FBOs and MBOs in strategic locations across the country.  These acquisitions will be largely dependent upon location and availability.  If the Company is unsuccessful at finding available FBOs and MBOs to join the Company, operations and revenue would suffer.  Furthermore, it will take significant financial resources to acquire FBOs and MBOs.  If the Company, does not have adequate financial resources the success of its business will be adversely affected.

Compliance with various regulations governing the airline industry can be costly, and we could be harmed if the Company fails to comply with such regulations.

Airlines are subject to extensive regulatory and legal requirements that involve significant compliance costs that can result in increased costs for passengers and the airline.  The FAA, DOT and TSA periodically propose additional laws, regulations, taxes and airport rates and charges.  Such measures could have the effect of raising costs, reducing revenue or reducing demand for air travel.  The Company expects to continue incurring expenses to comply with existing and future regulations.  Moreover, if the Company fails to comply with applicable regulations, it may be subject to criminal and civil sanctions.

Future terrorist attacks, other world events, general economic conditions and other factors beyond the Company’s control could substantially harm the Company.

Concerns about further terrorist attacks have had a negative impact on air travel demand.  In addition, security procedures introduced at airports since the attacks have increased the inconvenience of air travel, both in reality and in customer perception, leading to further reduction in demand.  Additional terrorist attacks, the fear of such attacks, continued conflict in Iraq, Afghanistan and other countries could further affect the airline industry and could cause general instability in financial markets.

While we believe that our lease management and FBO services are less vulnerable to decrease in demand under these circumstances than commercial, scheduled passenger services, because a substantial portion of air travel, including business travel, is discretionary, the industry tends to experience adverse financial results during economic downturns.  Any general decline in passenger traffic may harm the Company’s business.

The Company may require additional financing to expand our businesses apart from the use of financing to effect acquisitions.

It is possible the Company may require additional financing during the fiscal year ending December 31, 2008.  We can give no assurances as to obtaining additional cash flow from operations, receiving additional financing or attaining profitability.

Other factors beyond the Company’s control could substantially harm the Company.

The Company’s operations are also subject to delays caused by factors beyond its control, including air traffic congestion at airports, adverse weather conditions and increased security measures.  Such delays frustrate passengers, reduce aircraft utilization and increase costs, all of which may affect profitability and harm the Company’s financial condition and results of operations.

If the Company is unable to upgrade its aircraft and FBO procedures and equipment, it could adversely affect the Company’s results of operations.

The airline industry is constantly developing new technologies and procedures for aircrafts and FBO procedures and equipment.  If the Company cannot afford to upgrade its equipment competitors with the newer technologies will have an advantage in the marketplace.

The Company’s success is largely dependent upon key management and other personnel.

The Company’s future success will be heavily dependent on the performance of our executive officers and mangers, as well as retaining and training employees.  Although we believe we will be able to hire and retain qualified personnel, we can give no assurance that we will be successful in obtaining, recruiting and retaining such personnel in sufficient numbers to increase revenues, attain profitability or successfully implement our growth strategy

Risks related to the Company’s Common Stock:

The Company’s common stock is subject to the penny stock rules.

The Securities and Exchange Commission has adopted a set of rules called the penny stock rules that regulate broker-dealers with respect to trading in securities with a bid price of less than $5.00. These rules do not apply to securities registered on certain national securities exchanges (including the Nasdaq Stock Market) or authorized for quotation on an automated quotation system sponsored by a registered pre-1990 securities association, provided that current price and volume information regarding transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer to deliver to the customer a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with other information. The penny stock rules require that, prior to a transaction in a penny stock, the broker-dealer must determine in writing that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may reduce the level of trading activity in the secondary market for a stock that is subject to the penny stock rules. If a market ever does develop for our common stock, as to which we can give no assurance, and it should remain subject to the penny stock rules, holders of our common stock may find it more difficult to sell their shares of our common stock.

The Company does not anticipate paying dividends on our common stock in the foreseeable future.

We intend to retain future earnings, if any, to fund our operations and to expand our business. Accordingly, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

The Company’s board right to authorize additional shares of preferred stock could adversely impact the rights of holders of our common stock.

Our board of directors currently has the right, with respect to the 25,000,000 authorized shares of blank check preferred stock, to authorize the issuance of one or more series of our preferred stock with such voting, dividend and other rights as our directors determine. Such action can be taken by our board without the approval of the holders of our common stock. Accordingly, the holders of any new series of preferred stock could be granted voting rights that reduce the voting power of the holders of our common stock. For example, the preferred holders could be granted the right to vote on a corporate reorganization or acquisition even if the reorganization of acquisition would not have an adverse effect on their rights. This right, if granted, would give them a veto with respect to any reorganization. Or they could be granted 20 votes per share while voting as a single class with the holders of the common stock, thereby diluting the voting power of the holders of our common stock. In addition, the holders of any new series of preferred stock could be given the option to be redeemed in cash in the event of a reorganization or acquisition. This would make an acquisition of our Company less attractive to a potential acquirer. Thus, our board could authorize the issuance of shares of the new series of preferred stock in order to defeat a proposal for the acquisition of our Company which a majority of our then holders of our common stock otherwise favor.

Anti-takeover effects of certain provisions of Nevada state law hinder anti-takeover effects of certain a potential takeover of River Hawk

Though not now, we may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of who are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of River Hawk from doing so if it cannot obtain the approval of our board of directors.

THE COMPANY
Overview

River Hawk Aviation, Inc. (“River Hawk” or the “Company”) a Nevada corporation incorporated on March 14, 2005, is an aviation holding company focused on the acquisition of Fixed Based Operations (FBOs) and Maintenance Based Operations (MBOs) with the goal of establishing a national network of charter aircraft services.  Headquartered in Traverse City, Michigan, River Hawk is a public company trading under the symbol (OTC: RHWI).  In addition to FBO, MBO and aircraft charter services, River Hawk sells aircraft and aircraft shares, aviation products, technology and aviation related consulting services, marketing and appraisals to the aviation community.

The Company owns the Hickory, North Carolina based Profile Aviation Center, Inc. and Profile Services, Inc. (“Profile”), a full service FBO and MBO aviation services company, and the Texas based River Hawk Aviation, Inc. (“River Hawk-San Antonio”), a leading purchaser, refurbisher, installer and supplier of aviation parts and services to niche commercial airline and charter companies, fixed based maintenance FBOs, MBOs, government contractors, Original Equipment Manufacturers (“OEMs”) and to major repair facilities domestically and internationally.  In October 2007 River Hawk-San Antonio recently completed the relocation of its aviation parts inventory to the facilities of Profile, at Hickory Regional Airport, consolidating its inventory within Profiles  FBO and MBO  facilities.

The Company’s Expansion Plan

River Hawk acquired Profile in August of 2007, marking its first acquisition of a full service FBO and MBO charter-services company and providing a launching point in River Hawk’s business plan to develop a network of full service FBO and MBO charter services companies throughout the United States.  Profile provides high level maintenance, repair, refurbishment and hangar services as part of its aircraft leases to individuals and corporate customers, providing additional convenience and customer service value to its lessees and additional revenue above that of its per hour aircraft usage fees and to refueling services and ground services.  Profile both provides planes for charter services and manages independently-owned charter aircraft.  Profile primarily serves North Carolina, South Carolina, Georgia, and the surrounding states.  Additionally, Profile operates an on-site pilot training school where, in cooperation with Caldwell Community College of, Hudson, North Carolina, students can be trained in aviation.

Management expects that the recent acquisition of Profile will provide the added effect of expanding River Hawk- aviation parts customer base while enabling River Hawk the immediate ability to offer a full range of proven aircraft leasing and management services.  Additionally, we expect that Profile’s maintenance expertise will strengthen River Hawk’s aviation parts supply and service credentials.  Furthermore, River Hawk envisions that Profile’s pilot training program is strategically situated to enhance River Hawk’s ability in supplying pilots for charter services and government contract work.

Similarly, Management expects that Profile’s market growth strategies will benefit from gaining a presence in River Hawk’s current customer base, including purchasers of aviations parts and equipment as well as purchasers and lessees of aircraft.  Over the next five years, River Hawk intends to establish full charter services and to replicate its acquisition of Profile to either purchase and/or establish additional FBOs and charter facilities in the Mid West, Central Northern, Atlantic, South West, California and Pacific North West regions of the United States.  River Hawk’s expansion strategy will exploit synergies and efficient relocation of equipment and resources to take full advantage of local knowledge and relationships of the FBO and charter facilities that it intends to acquire.   Additionally, an expanded network will enable River Hawk customers to plan flights throughout the country and receive River Hawk services at each destination.  Finally, River Hawk intends to focus its efforts upon obtaining strategic financing that both provides expansion and reduces interest expense supports the Company’s bottom line, believing that favorable financing increases both profit and cash to reinvest into additional assets/businesses.

River Hawk plans to acquire three additional full service FBO and MBO charter-services companies during the next 12 months through a combination of equity and debt financing.  Management is particularly focused on charter companies generating between $15 million and $25 million in annual revenue, with an EBITDA of approximately 15%.  River Hawk acquired Profile for approximately 4X EBITDA, and expects its next acquisitions will be valued at between 4X – 8X EBITDA (between $12 million and $24 million).  Additionally, the Company intends to raise between $5 million and $7.5 million to acquire 5 additional aircraft and to build additional hanger space at Hickory Regional Airport in order to expand Profile’s charter services.

The Businesses of River Hawk

River Hawk is an aviation products and services company with operations in the aircraft lease and management, fixed base operations and maintenance segments of the general aviation industry.  In addition to providing a full range of fueling services, line services, ground transportation, hangar, and ramp space at its current location in Hickory, North Carolina through its subsidiary, Profile, River Hawk intends to develop and operate a national network of FBO aviation facilities.  Full service capabilities and client satisfaction will remain the strategic goal when considering expansion at a potential location.

Services available at each facility:
•	Refueling Services
•	Full Service maintenance team and parts supply
•	Aircraft storage, hangar and ramp space
•	Pilot recruitment and placement
•	De-ice capabilities
•	Office and shop space
•	Crew internet access
•	Escorted ramp access
•	Arrangement of Ground transportation for guests and crew
•	Pilot Training School (Affiliated with Caldwell Community College)
•	Planed Charter Services – The Company plans to be licensed for full Charter Services within 4 – 6 months

Through our aircraft management services, we provide both private, full service aircraft management and on-call passenger air transportation.   River Hawk implements charter services through its company-owned fleet of  6 corporate owned aircraft and 6 managed , third-party owned aircraft, as well as dual owned and multi-share owned aircraft for which River Hawk provides maintenance, refurbishment, and regulatory oversight while offering charter services including, among other things, convenient refueling services with per gallon discounts for frequent customers.  In addition to the fueling services, an FBO is the primary provider of hangars to charter aircraft.

Currently, River Hawk manages aircrafts under Federal Aviation Administration (“FAA”) Regulations Part 91 operation.  Based on management’s analysis of the current aviation industries and expectations, we are currently applying to reactivate our now dormant Part 135 license, which we expect will enable us to provide full charter management services within 4 to 6 months.

The Industry

Charter management in the aviation industry operates under FAA Regulations Part 135, which regulates aircraft with up to 30 seats and 7,500 pounds of payload.   The National Air Transportation Association (“NATA”) reports that there are approximately 3,000 holders of Part 135 charter certificates. These include approximately 2,550 for fixed wing aircraft and 450 for helicopter operators.

Additionally, according to NATA, business travelers accounts for approximately 70 percent of the charter services market, with personal travel representing the remainder.  Notably, approximately 30 percent of charter travelers used charter services almost exclusively, having nearly ceased using scheduled airlines.

NATA further reports that the highly fragmented FBO segment of the charter services industry is comprised of over 3,000 operators located at one or more of the approximately 3,000 airports with at least one paved 3,000-foot runway, nationwide.  While most FBOs are single location operators, NATA characterizes operators located at three or more airports as “chains,” and if located in at least two distinctive regions of the country, as a “national” chains as compared with “regional” chains.  River Hawk’s goal to establish a national chain reflects its belief in a national chain benefits from enhancing client retention by providing its clients with nationwide flight access yet enabling the company to manage fuel costs at each destination in its network.

River Hawk believes the general aviation market has historically been somewhat cyclical, with revenues correlated with general economic conditions. We also believe that the current charter services marketplace provides growth opportunities for the following reasons:

•
The increasing emphasis on security at the country’s major airports during the current decade has effected a fundamental change in the demand for the convenience private aviation services for both business and leisure travel.  These security initiatives and related increase in check-in delays have shifted demand private aircraft travel.

•
New generation private jet aircraft are increasingly entering the market, providing a broader range of more affordable variable range light and very light jets. As this new generation of private jet aircraft begins to proliferate, we believe there will be a resultant demand for more FBO services in secondary markets as well as in middle America, where these aircraft might be expected to put down and take on fuel en route to their final destinations.

•
 Greater traffic at major and regional airports has led to a shortage of runways space for larger, commercial  jet aircraft at major and even regional airports, further exasperating flight delays and enhancing the very light jet market.

Marketing and Sales

With the acquisition of River Hawk-San Antonio and Profile, we intend to dedicate a small but focused marketing sales force to maintain and increase sales of our management services as we transition to a full service, charter management service company primarily focusing on charter management and FBO services, with an added emphasis on maintenance and refueling.  Senior executives will complement and enhance these efforts and directly focus on pursuing aircraft owners to add their aircraft to our managed fleet.   Our marketing and sales initiative is of particular importance during this transition due to the need to create reliable demand for chartered flights in order to support the expected, additional salary expenditures arising under the FAA requirement that charter managements companies have pilots available on a full time basis.

In additional to active, person-to-person and channel partnership introductions, the Company is currently undertaking enhancements to the Company’s website that will support the sales force and enhance two-way communication between clients, potential clients, and Company.

Competition

Both aircraft leasing, management companies and full charter service companies exist in a highly fragmented segment of the aviation industry, with competition at the local, regional and national level.  Management believes that the current fleet of aircraft it manages provides a platform from which it can expand the type and number of aircraft that it can deploy for (i) charter in the future in order to compete on a larger scale in terms of scheduling flexibility, availability and route variability and (ii) its managed leasing services and, in the near term, full charter managed services.

As of the date of this document, the managed fleet is comprised of 12 managed aircraft, 6 of which the Company either owns outright or shares ownership interests and 6 of which it manages for third-party owners.   The Company-owned portion of our fleet includes well-known aircraft such as Beech and Cessna.  Owning shares of certain aircraft enables the Company to spread out carrying costs when an aircraft would otherwise be idle, while allowing us to cost-effectively expand the size and variability of our fleet.  We are currently in negotiations to purchase a Citation II jet, which will provide added convenience at greater destination ranges to our clients.

The FBO segment of the industry, the vast majority of which are independent, single location operators, is characterized by competition in both pricing and service, leading to a broad range of fees and services even within relatively small geographic regions.  River Hawk expects that as it expands its network its increasing size will provide greater buying power from suppliers and consequential lower costs, which will enable more consistent services and aggressive pricing to current and potential clients.

Effect of existing or probable government regulation

Our business operates under the regulation and supervision of the Federal Aviation Administration (FAA). Our services, including, among other things, dispensing fuels, repair services, maintenance services and pilot management services are under the purview of local, regional and national regulatory agencies. The adoption of new regulations could, and generally does, result in increased costs that can not be reliably estimated in advance.

Government Approvals

FBOs, MBOs and charter services companies generally operate on municipal or other government owned real estate properties, as with Profile. At times we will need to obtain certain consents or approvals from those government entities in conjunction with our operations, acquisition or expansion, and with the terms of relevant airport leases.  There can be no assurance that we shall obtain such consents on terms favorable to the Company.   Any such failure could result inability to expand services at a location or to a location and under certain contracts could hinder additional acquisitions that we otherwise would consider.

Costs and effects of complying with environmental laws

In dispensing fuels and in maintenance and repair operations, we handle virgin and waste petroleum products.  These activities are subject to federal, state and local environmental laws. The Company intends to comply with these laws as part of its standard operating practice. The cost of this compliance is considered a normal cost of operations.

Employees

As of the date of this document, we employ  34 full-time or part-time employees  and independent contractors.

The Subsidiary Businesses

Profile Aviation Center, Inc.

Company Overview

Profile Aviation Center, Inc., a North Carolina corporation, was established in 1996 and Profile Services, Inc., a Delaware corporation, was established in 1994.  Both companies are headquartered in North Carolina under common ownership and work synergistically to offer a full range of services for corporate aircraft leasing and management services throughout the South Eastern United States.  Providing a full service, FBO and MBO at Hickory Regional Airport in North Carolina, Profile is a member of both the National Business Aviation Association (“NBAA”) and NATA, and is a designated Phillips Aviation Performance Center for its continued demonstration of excellence in ground support operations.  Profile employs FAA trained aircraft technicians and requires that its employees and pilot-trainees remain up to date on current as well as innovative standards for a full range of aircraft services.

One of Profile’s loyal customers is NASCAR, with whom it maintains an ongoing service contract to provide charter services to various NASCAR executives, teams, employees and drivers.  Profile transports and provides services aboard two of its 19-seat passenger aircraft and six of its Kingair turbine powered aircrafts.  Profile owns, maintains and stores eleven turbine-powered aircrafts of the following types: Beechcraft 1900, Beechjet 400, Beechcraft Kingair 350, B200, 200, B100, and Cessna Citation II.

Profile’s facilities include 180,000 square feet of hangar, maintenance and office facilities, with generous opportunities for expansion, as needed, at the Hickory Regional Airport.  The facilities also include a Federal Aviation Regulation (“FAR”) part 145 repair station operation, a FAR part 135 charter operation, and aircraft leasing.  Profile employs over 60 people at their facilities, 24 of whom are independent-contractor pilots, which reduces liability risks.

In conjunction with its FAR part 145 repair station, Profile provides complete avionics service for both installation and repair services for aircraft avionic systems.  The FAR part 145 repair station is also equipped with a comprehensive inventory of aircraft maintenance tooling, which enables the efficient performance of a comprehensive range of maintenance services.  To support its maintenance services, Profile maintains a broad aircraft parts inventory with a proactive and efficient parts-traceability program.  Profile also retains inventory management specialists who are, in addition, fully trained and authorized to ship hazardous materials.

In order to provide top quality maintenance service, Profile employs senior maintenance technicians and inspectors who each have 30 years or more of experience in aviation-maintenance.  This experience includes working knowledge of the following aircrafts: Beechcraft 1900, Kingair (all series), Learjet (all series) and Cessna Citation 500 series.  Profile’s maintenance training program is also FAA-approved and Profile maintenance technicians attend regular trainings with both FlightSafety and Simuflite.  Its ground service crews undergo NATA Safety First Training and Phillips Line Service Training along with an in-house training program conducted at Profile’s facilities.

In connection with the other facilities and services, Profile offers customers a Cessna single engine service center, phase inspections, airframe repairs, annual and 100 hour inspections, large parts inventory, engine exchanges, NDT inspections, an altimeter, static, Transponder System Test, and service and repair for the Bendix King, Collins, and ARC.  Profile’s ground services include, NATA Safety 1st Certified technicians, Phillilps 66 100LL and JetA with Prist, quick turn fueling, GPU Service 12/28 volt, towing service up to Gulf Stream V, baggage handling, red carpet services, coffee and ice, tie down, and overnight hangar services.

River Hawk-San Antonio

River Hawk was formed as a private company in 2002 and merged into a public company in January of 2003. Until recently, the Company primarily concentrated its efforts on the build-out of airline hubs in Puerto Rico and the Dominican Republic, through its former subsidiaries, EC AIR and VAD, which were sold in exchange for the purchaser’s assumption of certain liabilities of the Company.  The majority of these efforts have focused on development of licensing and supporting organizational growth.  In January 2007, River Hawk, formerly known as Viva International, Inc., completed an asset purchase agreement with River Hawk-San Antonio, acquiring its aviation parts manufacturing and supplying business.

River Hawk-San Antonio currently has an ongoing relationship with Honeywell, International Turbine Services (“ITS”) and NASCAR.  ITS, a major supplier of engine parts to Dallas Airmotive, has purchased over $10 million in engine parts from River Hawk-San Antonio over the last 18 months.  River Hawk has provided aircraft parts, engines and aircrafts to several NASCAR teams, including Ganasii Racing, Sabco Racing and Joe Gibbs Racing.

River Hawk-San Antonio had sales of $707,663 for the year ended December 31, 2005, with a gross margin of $540,511, and booked approximately $1.5 million in sales in the first half of 2006 (results for the second half of 2006 will become available following March 31, 2007).  Gross revenues at the end of 2006 are expected to exceed $1.8 million, with an estimated gross margin of $1.2 million.   Forecasts for 2007 indicate gross margins of approximately $2.5 million.

The airline industry’s cyclical curve is currently in the early stages of an upward climb (historically lasting five years on average), as evidenced by performance standards within the industry.  The next five years is expected to revitalize growth, especially in profit though debt reduction.  During this period, River Hawk plans to grow into an aviation holding conglomerate, becoming an industry leader in the aviation parts, services and aviation technology industry.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 12, 2008 certain information regarding the ownership of River Hawk’s capital stock by each director and executive officer of River Hawk, each person who is known to River Hawk to be a beneficial owner of more than 5% of any class of River Hawk’s capital stock, and by all officers and directors of River Hawk as a group.  Unless otherwise indicated below, to River Hawk’s knowledge, all persons listed below have sole voting and investing power with respect to their shares of capital stock except to the extent authority is shared by spouses under applicable community property laws.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities.  Shares of common stock subject to options or convertible securities exercisable or convertible within sixty (60) days of March 12, 2008 are deemed outstanding for computing the percentage of the person or entity holding such options or convertible securities but are not deemed outstanding for computing the percentage of any other person, and is based on 17,859,731 shares of common stock issued and outstanding, as of March 12, 2008.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIALOWNERSHIP	% OF COMMON STOCK ON A FULLY DILUTED BASIS (4)
Calvin Humphrey 1023 Business Park Drive Traverse City, MI 49686	5,517,237 (1) Chairman, President, CEO, > 10% shareholder	30.89%
Robert J. Scott 1023 Business Park Drive Traverse City, MI 49686	124,240 Director, CFO	0.70%
Carroll Smith 3103 9th Avenue Drive Hickory, NC 28601	4,000,000 (2) Director, > 10% shareholder	22.52%
David M Otto 601 Union Street, Suite 4500 Seattle, WA 98101	5,033,334 (3) >10% shareholder	28.18%
Richard R. Girouard 1023 Business Park Drive Traverse City, MI 49686	3,000,000 Director, >10% shareholder	16.80%
Roger F. Larreur 1023 Business Park Drive Traverse City, MI 49686	-0- Director	-0-
All officers and directors as a group (3 persons)	12,641,477	70.78%

(1)
Assumes full conversion of Mr. Humphrey’s 5,500,000 shares of Series A Preferred Stock of the Company, convertible to common stock on a one-for-one (1:1) basis.  While Mr. Humphrey has the right to convert to common stock within the 60 days, the Company believes it unlikely that he will elect to convert.

(2)
Assumes full conversion of Mr. Smith’s 1,500,000 shares of Series A Preferred Stock and 2,500,000 shares of Series B Preferred Stock of the Company, both Series of which are convertible to common stock on a one-for-one (1:1) basis.  While Mr. Smith has the right to convert either or both Series to common stock within the 60 days, the Company believes it unlikely that he will elect to convert.

(3)
Assumes full conversion of Mr. Otto’s 3,500,000 shares of Series A Preferred Stock of the Company, convertible to common stock on a one-for-one (1:1) basis.  While Mr. Otto has the right to convert to common stock within the 60 days, the Company believes it unlikely that he will elect to convert.

(4)	Total percentage held assumes full conversion of outstanding Series A Preferred and Series B Preferred.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Neither the Company, its property, or any of its directors or officers is a party to any pending legal proceeding, nor have they been subject to a bankruptcy petition filed against them.  None of its officers or directors has been convicted in, nor is subject to, any criminal proceeding.

Our directors and officers as of November 16, 2007 are set forth below.

NAME	AGE	POSITIONS

Calvin Humphrey	60	Chairman of the Board, Chief Executive Officer

Robert J. Scott	58	Chief Financial Officer, Secretary/Treasurer, Director

Richard R. Girouard	53	Director

Roger Larreur	46	Director

Carroll Smith	74	Director

Calvin Humphrey has served as a Director since August 14, 2006 and became the Company’s Chief Executive Officer on September 27, 2006. Mr. Humphrey’s has held responsible executive positions in public and private aviation companies in a 37 year career. Mr. Humphrey has held executive positions with BAE Systems, Embraer Aircraft and Fairchild Aircraft in addition to having served as President and Chief Executive Officer of regional air carriers Northcoast Executive Airlines and Jetstream International Airlines. Most recently, Mr. Humphrey has operated as a wholesale and retail distributor of aircraft parts and accessories from privately owned businesses in San Antonio, Texas.

Robert J. Scott has served as a Director and Chief Financial Officer since January 15, 2003. At various times since 2003, Mr. Scott has also filled the positions of President and Chief Executive Officer most recently serving as the Chief Executive Officer during the period of March 9, 2006 through August 3, 2006. From January 15, 2003 to July 15, 2004, Mr. Scott was our sole director. From May 2002 until January 2003, Mr. Scott was the Secretary and Treasurer of Renegade Venture Corporation (now known as Global Aircraft Solutions, Inc (OTCBB:GACF). He was responsible for all financial and accounting aspects of such business.  From May 2002 until January 2003, Mr. Scott was Chief Financial officer of Hamilton Aerospace Technologies, Inc. (a wholly owned subsidiary of Renegade Venture Corporation now known as Global Aircraft Solutions, Inc). He was responsible for all financial and accounting aspects of such business.  Mr. Scott has operated a consulting firm since 1990 specializing in tax, accounting, financial and management consulting.  In 1971, Mr. Scott received his Bachelor of Science degree in Business Administration from Michigan Technological University.

Richard R. Girouard was appointed to the Board on November 16, 2007.  He is the President and CEO Girouard Associates, Inc., located in New Canaan, Connecticut.  Mr. Girouard has over 30 Years experience as a Custom Home Builder of Luxury Single Family and Multi Family Residential properties throughout the Farmington Valley, Greater Hartford area, New London, Lower Fairfield Counties of Connecticut, Anguilla, BWI and Vieques, PR.  He has has won numerous industry awards for his Custom Homes and Residential Developments.  Additionally, Mr. Girouard has over 20 years experience as a Commercial Property Developer in Hartford, Stonington, North Stonington, Greenwich, Darien and Manchester, Connecticut as well as Watch Hill, Rhode Island and Davies, Florida.  Mr. Girouard is a founder of USA Bank in Westchester County, New York.  Additionally, he is a founder, shareholder, and member of the board of the directors of DiscoveryTel, a significant provider of communications services and equipment located in Hartford, Connecticut and Reston, Virginia.  DiscoveryTel provides these services throughout Africa and the Middle East.

Roger Larreur is Director of Sales & Marketing for Canada and the Eastern United States for Swissport, USA, Inc. Swissport International, Ltd. is the leading service provider in the global ground and cargo handling business. Previous to this, Mr. Larreur has held management and executive positions with American Trans Air, Maxmar Aviation Consulting, Paradise Airlines d/b/a Continental Connection, Gulfstream International Airlines d/b/a Continental & United Connection, Alitalia Airlines, Pan Am Express Airways, and Braniff Airlines.

Mr. Carroll G. Smith.  Mr. Smith is currently the President of Profile Aviation Center, Inc. and Profile Aviation Services, Inc. and has over 40 years in management of aircraft maintenance, flight departments and air transport along with over 20,000 flight hours in various aircrafts.  Mr. Smith has held the position of chief pilot and director of flight operations for numerous companies.  Furthermore, he has years of both hands-on and management-related mechanic and maintenance experience on a wide variety of aircrafts.  Mr. Smith is also a member of the board of Directors of River Hawk Aviation, Inc.

SELLING SHAREHOLDERS

This prospectus covers the offering of shares of common stock by selling shareholders.  This is an offering of 1,000,000 shares of our common stock.  We will not receive any proceeds from the sale of the shares by the selling shareholders.

Name	Position	Amount Owned	Amount Offered	Total Owned After Offer
Richard Girouard	> 10% Shareholder	3,000,000	1,500,000	1,500,000
David M. Otto	Legal Counsel, > 10% Shareholder	1,533,334 (1)	1,500,000	1,500,000

(1)	Mr. Otto owns 3,500,000 shares of Series A Preferred Stock of the Company, convertible to common stock on a one-for-one (1:1) basis.

THE SEC’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Nevada Revised Statutes Section 78.7502, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. The bylaws also authorize the board of directors to indemnify any other person who we have the power to indemnify under Nevada law, and indemnification for such a person may be greater or different from that provided in the bylaws.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF CAPITAL STOCK

The common stock of River Hawk is registered pursuant to Section 12 of the Exchange Act, and therefore, the description of common stock is omitted.  See “Description of Securities” in the Company’s Registration Statement on Form 10-SB, filed with the Commission on August 31, 1999, 1999 (File No. 27193).

The Company is authorized to authorized to issue 500,000,000 share of $0.001 par value common stock.  Currently 4,789,731 shares are issued and outstanding.

The Company is authorized to issue 25,000,000 shares of blank check preferred stock.  Currently, the Company has designated 12,000,000 shares of Series A Preferred Stock and 6,000,000 shares Series B Preferred Stock.

The Series A Preferred Stock provides the holder with 10 votes per share on any matter properly put forth to the shareholders of the Company and with certain liquidation preferences.  It is convertible at the holder’s election into common stock of the Company, at a ratio of 1:1.

The Series B Preferred provides the holder with an 8% annual coupon and with the option to either (a) elect to convert the Series B Preferred shares into common stock of the Company at a ratio of 1:1, on an all or nothing basis, or (b) to put the Series B Preferred shares to the Company or the Company’s designee at a purchase price of One dollar ($1.00) per share (the “Conversion Price”).  Additionally, the Series B Preferred certificate of designation provides the Company with the option to, at any time, repurchase the Series B Preferred shares from the holder at the Conversion Price, unless the holder elects at such time to convert the shares into common stock of the Company.

Currently, 10,500,000 shares of Series A Preferred stock and 2,500,000 shares of Series B Preferred stock are issued and outstanding.

USE OF PROCEEDS

River Hawk will not receive any proceeds.

PLAN OF DISTRIBUTION

The shares of our common stock offered by this prospectus may be sold from time to time directly by the selling security holders. Alternatively, the selling security holder may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The selling security holders as of the date of this prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the common stock offered hereby.  The distribution of the common stock by the selling security holders may be effected: in one or more transactions that may take place on the Over the Counter (including one or more block transactions) through customary brokerage channels, either through brokers acting as agents for the selling security holders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the Over the Counter; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of our common stock.

The selling security holders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with the selling security holders. The selling security holders also may sell shares short and redeliver the shares to close out such short positions. The selling security holders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our common stock. The broker-dealer may then resell or otherwise transfer such shares of common stock pursuant to this prospectus.

The selling security holders also may lend or pledge shares of our common stock to a broker-dealer. The broker-dealer may sell the shares of common stock so lent, or upon a default the broker-dealer may sell the pledged shares of common stock pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock for the selling security holders.

Although the shares of common stock covered by this prospectus are not currently being underwritten, the selling security holders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of common stock may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling security holders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling security holders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the common stock offered hereby. However, the selling security holders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock offered pursuant to this prospectus.

There can be no assurance that the selling security holders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The legality of the common stock to be offered hereby has been passed upon by The Otto Law Group, PLLC, Seattle, Washington.

AVAILABLE INFORMATION

We file annual, quarterly and current reports and other information with the Commission. You may read and copy, upon payment of a fee set by the Commission, any documents that we file with the Commission as its public reference room at 100 F Street, NE., Washington, D.C. 20549.  You may also call the Commission at 1-800-432-0330 for more information on the public reference rooms.  Our filings are also available to the public on the Internet through the Commission’s EDGAR database. You may access the EDGAR database at the Commission’s website at www.sec.gov.

This prospectus is part of a registration statement on Form S-8 that we have filed with the Commission to register the common stock offered hereby under the Securities Act.  As permitted by Commission rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules that we file with the Commission.  You may refer to the registration statement, the exhibits and schedules for more information about our common stock and us.  The registration statement, exhibits and schedules are available at the Commission’s public reference rooms or through its EDGAR database on the Internet.

You should rely only on the information contained in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different information.

Our common stock is quoted Over the Counter  under the symbol “RHWI.”

NO PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS, IN
CONNECTION WITH THE OFFERING MADE
HEREBY, AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.  NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO
CHANGE IN THE AFFAIRS OF THE COMPANY
SINCE THE DATE HEREOF.  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BYANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOTAUTHORIZED OR IN WHICH THE PERSON
MAKING SUCH OFFER OR SOLICITATION IS
NOT QUALIFIED TO DO SO OR TO ANY
PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
3,000,000 SHARES RIVER HAWK AVIATION, INC. COMMON STOCK _______________________ PROSPECTUS _______________________ March 12, 2008

Table of Contents

PROSPECTUS SUMMARY	2
DOCUMENTS INCORPORATED BY REFERENCE	3
FORWARD LOOKING STATEMENTS	4
RISK FACTORS	5
THE COMPANY	6
SELLING SHAREHOLDERS	7
DESCRIPTION OF CAPITAL STOCK	8
USE OF PROCEEDS	9
PLAN OF DISTRIBUTION	10
LEGAL MATTERS	11
AVAILABLE INFORMATION	12

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by the Registrant are incorporated by reference in this registration statement:  (i) the Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended  December 31,  2006,  (ii) the  Company's Quarterly Report on Form 10-QSB  for the periods ended September 30, 2007, June 30, 2007 and March 31, 2007 (iii) the  Company's  periodic  reports on Form 8-K  filed November 21, 2007, August 30, 2007, August 28, 2007, August 14, 2007, May 25, 2007, May 16, 2007, April 3, 2007, January 29, 2007 and January 12, 2007 (iv) the Company's  Form 10-SB  registration  statement, as amended,  filed August 31, 1999. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

David M. Otto of The Otto Law Group, PLLC, which has prepared this Registration Statement and the opinion regarding the authorization, issuance and status of the securities, as fully-paid and non-assessable, covered by this Registration Statement, has represented the Registrant in the past on certain legal matters, and is the recipient and beneficial owner of 1,000,000 shares of common stock of the Company registered hereunder.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.751 of the Nevada General Corporation Law generally allows the Registrant to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise.  The Registrant may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to pay any such amounts if it is later determined that such person was not entitled to be indemnified by the Registrant.

ITEM 8. EXHIBITS

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits and incorporated herein by this reference.

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the "Calculation  of  Registration  Fee" table in the effective registration statement;

(iii)  To  include  any  material  information  with  respect  to  the  plan  of distribution  not  previously  disclosed  in the  registration  statement or any material change to such information in the registration statement;

provided,  however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information  required  to be  included in a  post-effective  amendment  by those paragraphs  is  contained  in periodic  reports  filed with or  furnished to the Commission  by the  Registrant  pursuant  to Section 13 or Section  15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That for the purpose of determining any liability under the Securities Act, each such  post-effective  amendment  shall be  deemed to be a new  registration statement relating to the securities  offered therein,  and the offering of such securities  at that time shall be deemed to be the  initial  bona fide  offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The  undersigned   Registrant  hereby  undertakes  that,  for  purposes  of determining  any  liability  under  the  Securities  Act,  each  filing  of  the Registrant's  annual  report  pursuant to Section  13(a) or Section 15(d) of the Exchange Act, (and, where applicable,  each filing of an employee benefit plan's annual  report   pursuant  to  section  15(d)  of  the  Exchange  Act)  that  is incorporated by reference in the registration  statement shall be deemed to be a new registration  statement relating to the securities offered therein,  and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may  be  permitted  to  directors,  officers  and  controlling  persons  of  the Registrant pursuant to the foregoing  provisions,  or otherwise,  the Registrant has been advised that in the opinion of the Securities  and Exchange  Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore,  unenforceable. In the event that a claim for indemnification against such  liabilities  (other than the payment by the Registrant of expenses incurred or paid by a director,  officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director,  officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been  settled by  controlling  precedent,  submit to a court of  appropriate jurisdiction  the  question  of whether  such  indemnification  by it is against public  policy  as  expressed  in the Act  and  will be  governed  by the  final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has  reasonable  grounds to believe  that it meets all of the requirements  for  filing  on Form S-8 and has  duly  caused  this  registration statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized, at 954 Business Park Drive, Traverse City, MI, on this 12th day of March 2008.

RIVER HAWK AVIATION, INC.
 (Name of Registrant)

  Date: March 12, 2008

                       By: /s/ Robert J Scott
                       ----------------------------------------------
                       Name: Robert J Scott
                       Its: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration  statement  has been signed by the  following  persons in the capacities and on the date indicated.

          SIGNATURE                 TITLE                            DATE
          ---------                             -----                                 ----

  /s/ Robert J. Scott        Chief Financial Officer        01/12/08
      ------------------
  By: Robert J. Scott

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIVER HAWK AVIATION, INC.
    (Company)

/s/___ Robert J Scott _________
By: Robert J Scott
Its: Chief Financial Officer
Date: March 12, 2008

                                INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION	LOCATION
5	Opinion of the Law Offices of The Otto Law Group, PLLC	Filed herewith.
23.1	Consent of The Otto Law Group, PLLC	(contained in exhibit 5)
23.2	Consent of Kempisty & Company Certified Public Accountants, P.C.	Filed herewith.